Exhibit 99.1

2023 Full Year Results

Key Highlights
Summary Financials (U.S. GAAP)	2023	Change
Total revenues	$34.9bn	+7%
Income from continuing operations	$3.1bn	+14%
Income from continuing operations margin	8.8%	+60bps
Adjusted EBITDA*	$6.2bn	+15%
Adjusted EBITDA margin*	17.7%	+120bps
EPS (continuing operations)	$4.36	+22%
EPS (continuing operations) pre-impairment*	$4.65	+30%
Return on net segment assets	14.4%	+130bps
Return on Net Assets*	15.3%	+200bps
Net cash provided by operating activities	$5.0bn	+32%

•Strong performance; further growth in revenues, Adj. EBITDA*, EPS, cash & returns
•FY23 Adj. EBITDA* $6.2bn (IFRS Adj. EBITDA* $6.5bn, ahead of c.$6.3bn guidance)
•Integrated solutions strategy delivering 10th consecutive year of margin expansion[1]
•$2.1bn acquisition of materials assets in high-growth Texas market
•$0.7bn invested in 22 strategic bolt-on acquisitions; robust pipeline of opportunities
•$0.7bn agreement to acquire majority stake in Adbri in Australia
•Ongoing share buyback; $3bn 12-month program complete; commencing $0.3bn quarterly tranche
•FY23 dividend $1.33 (+5%); announcing new quarterly dividend of $0.35 (+5% annualized)
•Strong & flexible balance sheet; significant optionality for long-term value creation
•Expect FY24 Net income of $3.55bn to $3.80bn; Adj. EBITDA* of $6.55bn to $6.85bn

Albert Manifold, Chief Executive, said:1,2
"2023 marked another record year of financial delivery for CRH, supported by good underlying demand across our key end-use markets, further pricing progress and the continued benefits of our differentiated, customer-focused strategy. Over the last decade our business has evolved from being a supplier of base materials into a fully integrated provider of value-added solutions. Through our technical expertise and the advancements we have made in product innovation, we are solving complex problems for our customers while making the construction process simpler, safer and more sustainable. Despite continued inflationary cost pressures during 2023 we expanded our margins and delivered further growth in profits, cash generation and returns. The strength of our balance sheet together with our relentless focus on the efficient allocation of capital enables us to capitalize on the opportunities we see for further growth and value creation in 2024 and beyond."

Announced Thursday, February 29, 2024
1*Represents non-GAAP measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 13 to 15.
21Numbers based on IFRS financial reporting to 2022 and U.S. GAAP for 2023.

Exhibit 99.1
2023 Full Year Results
Performance Overview
CRH delivered a strong performance in 2023 supported by good underlying demand in key end-use markets, positive pricing and contributions from acquisitions. Total revenues of $34.9 billion (2022: $32.7 billion) were 7% ahead of 2022 while organic revenues* were 3% ahead. Income from continuing operations was 14% ahead of 2022 at $3.1 billion (2022: $2.7 billion) and Adjusted EBITDA* of $6.2 billion (2022: $5.4 billion) was 15% ahead, reflecting the continued delivery of our integrated solutions strategy, strong commercial management, ongoing cost control and further operational efficiencies. Organic Adjusted EBITDA* was 10% ahead of 2022. CRH’s income from continuing operations margin of 8.8% (2022: 8.2%) and Adjusted EBITDA margin* of 17.7% (2022: 16.5%) were ahead of the prior year.

•Americas Materials Solutions' total revenues were 8% ahead of 2022, primarily driven by price increases across all lines of business. Adjusted EBITDA was 16% ahead, as good commercial management offset the impact of higher input costs.

•Americas Building Solutions delivered a positive performance with total revenues 13% ahead of 2022, led by price improvements across both Building & Infrastructure Solutions and Outdoor Living Solutions as well as contributions from acquisitions. Adjusted EBITDA was 18% ahead supported by price progression and operational efficiencies along with strong performances from recent acquisitions.

•Europe Materials Solutions benefited from continued pricing progress which more than offset the impact of lower activity levels, resulting in total revenues 4% ahead of 2022. Adjusted EBITDA was 17% ahead, driven by commercial excellence measures along with a continued focus on cost management.

•Europe Building Solutions' total revenues were 2% behind 2022, as positive pricing was offset by subdued demand in new-build residential markets. Adjusted EBITDA was 17% behind as a result of lower activity levels, partially offset by cost saving actions.

CRH's earnings per share from continuing operations was 22% higher than 2022 at $4.36 (2022: $3.58). Earnings per share pre-impairment* from continuing operations was 30% higher than 2022 at $4.65 (2022: $3.58).

Sustainability
Sustainability is deeply embedded in all aspects of our business. We continue to integrate our materials, products and services to offer more sustainable solutions for our customers and advance circularity. We also continue to make progress on our target to deliver a 30% reduction in absolute carbon emissions by 2030. The Science Based Targets initiative (SBTi) has validated our 2030 decarbonization targets in line with a 1.5°C trajectory, keeping us on the path to achieving our overall ambition of becoming a net-zero business by 2050.

Capital Allocation
Our strong financial position and cash generation capabilities provide us with the opportunity to continue to return cash to our shareholders, while at the same time investing in our business and delivering on our strategic growth initiatives.
In November 2023 the Board announced the acceleration of the 2023 dividend payment by distributing a second interim dividend of $1.08 per ordinary share in lieu of a final dividend (2022: $1.03). This resulted in a full-year dividend per share of $1.33 for 2023 (2022: $1.27), representing a 5% increase compared to the prior year. This second interim dividend was paid on January 17, 2024. As previously announced, commencing in Q1 2024, CRH will transition to quarterly dividends. The Board has declared a quarterly dividend of $0.35 per share, representing an annualized increase of 5% on the prior year. The dividend will be paid wholly in cash on April 17, 2024 to shareholders registered at the close of business on March 15, 2024. The ex-dividend date will be March 14, 2024.
As part of its ongoing share buyback program, CRH repurchased 54.9 million (2022: 29.8 million) ordinary shares in 2023 for a total consideration of $3.0 billion (2022: $1.2 billion). On December 21, 2023, the Company announced a new tranche of $0.3 billion which completed on February 28, 2024. We are pleased to announce that we are extending the program with an additional $0.3 billion tranche to be completed no later than May 9, 2024. We will continue to assess our share buyback program throughout 2024 with further updates on a quarterly basis.
Consistent with CRH’s disciplined approach to capital allocation, the ongoing share repurchases demonstrate our confidence in the outlook for our business and our continued strong cash generation, while retaining the financial flexibility to invest in further growth and value creation opportunities for our shareholders. We remain committed to a policy of consistent long-term dividend growth and maintaining our strong investment-grade credit rating.

CRH Full Year Results 2023 2

Exhibit 99.1
2024 Full Year Outlook
Overall, we expect a favorable market backdrop and continued positive pricing momentum in 2024 driven by significant infrastructure investment and re-industrialization activity across our key markets in North America and Europe.
Our operations in North America are expected to benefit from increased infrastructure activity underpinned by strong federal and state funding, while investments in critical manufacturing and clean energy initiatives are expected to support key non-residential segments. New-build residential activity is expected to remain subdued in 2024 due to ongoing affordability constraints arising from the current interest rate environment, while residential repair and remodel activity is expected to remain resilient.
In Europe, we expect to benefit from positive pricing, disciplined cost control and good underlying demand in infrastructure and key non-residential markets which are supported by government and EU funding initiatives, while residential construction activity is expected to remain subdued.
Assuming normal seasonal weather patterns and no major dislocations in the macroeconomic environment, CRH remains well positioned for another year of growth in 2024 as we continue to execute our uniquely integrated and value-added solutions strategy, supported by the strength and flexibility of our balance sheet and disciplined approach to capital allocation.

2024 Guidance
(in $ billions, except per share data)	Low	High
Net income (i)	3.55	3.80
Adjusted EBITDA*	6.55	6.85
EPS (i)	$5.15	$5.45
Capital expenditure	2.2	2.4

(i) 2024 Net income and EPS are based on approximately $0.4 billion interest expense, net, effective tax rate of approximately 23% and approximately 690 million of common shares currently outstanding.
CRH Full Year Results 2023 3

Exhibit 99.1

Americas Materials Solutions

Analysis of Change
in $ millions	2022	Currency	Acquisitions	Divestitures	Organic	2023	% change
Total revenues	14,324	(44)	+242	–	+913	15,435	+8%
Adjusted EBITDA	2,638	(6)	+42	–	+385	3,059	+16%
Adjusted EBITDA margin	18.4%					19.8%

Americas Materials Solutions’ total revenues were 8% ahead of 2022, 6% ahead on an organic* basis, driven primarily by price progression across all business lines and partly offset by lower activity levels in certain regions.
In Essential Materials total revenues increased by 10%, supported by double-digit pricing growth in both aggregates and cement, which were ahead by 14% and 15%, respectively. Aggregates volumes declined by 1% and cement volumes declined by 3%, impacted by unfavorable weather in certain regions.
In Road Solutions, total revenues increased by 7% driven by increased pricing and positive infrastructure activity underpinned by Infrastructure Investment and Jobs Act (IIJA) funding. Asphalt prices increased by 7% while asphalt volumes were in line with the prior year as improved demand in the South and West during the second half of the year was offset by lower volumes in the Great Lakes and Northeast regions. Paving and construction revenues increased by 6%. Readymixed concrete pricing was 12% higher compared with 2022, however volumes were 2% behind due to lower activity levels in the South.
Adjusted EBITDA in Americas Materials Solutions of $3.1 billion was 16% ahead of 2022 as increased pricing across all lines of business and operational efficiencies mitigated the impact of higher labor and subcontractor costs. Organic Adjusted EBITDA* was 15% ahead of 2022. Adjusted EBITDA margin increased by 140bps.

Americas Building Solutions

Analysis of Change
in $ millions	2022	Currency	Acquisitions	Divestitures	Organic	2023	% change
Total revenues	6,188	(14)	+751	–	+92	7,017	+13%
Adjusted EBITDA	1,219	(4)	+153	–	+74	1,442	+18%
Adjusted EBITDA margin	19.7%					20.6%

Americas Building Solutions recorded total revenues growth of 13%, driven by the continued execution of our integrated solutions strategy, good commercial progress through price increases and contributions from prior year acquisitions, primarily Barrette Outdoor Living (Barrette). Organic total revenues* were 1% ahead of 2022.
In Building & Infrastructure Solutions, total revenues growth was 6% due to increased demand in the water and energy sectors as well as contributions from recent acquisitions.
In Outdoor Living Solutions, total revenues growth was 18%, driven by positive pricing, resilient retail demand and the incremental impact of the Barrette acquisition in July 2022.
Adjusted EBITDA in Americas Building Solutions was 18% ahead of the prior year, 6% ahead on an organic* basis, driven by positive pricing and contributions from recent acquisitions which offset the impact of increased labor and raw materials costs. As a result, the Adjusted EBITDA margin was 90bps ahead of the prior year.

CRH Full Year Results 2023 4

Exhibit 99.1
Europe Materials Solutions

Analysis of Change
in $ millions	2022	Currency	Acquisitions	Divestitures	Organic	2023	% change
Total revenues	9,349	+186	+61	(157)	+251	9,690	+4%
Adjusted EBITDA	1,195	+30	+10	(12)	+172	1,395	+17%
Adjusted EBITDA margin	12.8%					14.4%

Europe Materials Solutions’ performance in 2023 was driven by continued pricing progress which more than offset lower activity levels, resulting in total revenues growth of 4%, or 3% ahead of 2022 on an organic* basis.
In Essential Materials, total revenues were 5% ahead of 2022 driven by positive pricing for aggregates and cement which were ahead by 9% and 18%, respectively. Aggregates volumes declined by 7% while cement volumes were 13% behind (10% behind excluding the impact of 2022 divestitures) as activity levels were impacted by lower new-build residential activity and unfavorable weather in several key markets.
In Road Solutions, notwithstanding the impact of adverse weather in the first half of the year, pricing progress across all key markets resulted in total revenues for the year 2% ahead of 2022. Asphalt pricing increased by 10%, while volumes declined by 6%. Paving and construction revenues increased by 10%. Readymixed concrete pricing improved by 17%, while volumes decreased by 14%.
In 2023 Adjusted EBITDA in Europe Materials Solutions was $1.4 billion, 17% ahead of 2022 and 14% ahead on an organic* basis. Adjusted EBITDA growth was primarily driven by positive pricing and lower haulage and raw materials costs, which offset lower volume levels. Adjusted EBITDA margin increased by 160bps compared with 2022.

Europe Building Solutions

Analysis of Change
in $ millions	2022	Currency	Acquisitions	Divestitures	Organic	2023	% change
Total revenues	2,862	+69	+95	–	(219)	2,807	(2)%
Adjusted EBITDA	336	+4	+8	–	(68)	280	(17)%
Adjusted EBITDA margin	11.7%					10.0%

Total revenues in Europe Building Solutions declined by 2% as increased infrastructure demand was more than offset by subdued new-build residential activity. Organic revenues* were 7% behind the prior year.
Within Building & Infrastructure Solutions, total revenues declined by 3% compared with 2022. Infrastructure Products delivered growth in total revenues as positive pricing more than offset slower new-build residential activity across most European markets. Precast revenues were behind 2022 as positive commercial progress was offset by lower market activity. Revenues in Construction Accessories were behind the prior year as price increases were offset by subdued new-build residential activity in several markets.
Revenues in Outdoor Living Solutions were 4% ahead of the prior year as positive pricing more than offset the impact of lower demand and unfavorable weather in certain key markets.
Despite disciplined commercial management, cost saving initiatives and lower raw materials and haulage costs, Adjusted EBITDA in Europe Building Solutions declined by 17% compared with the prior year, a 20% decrease on an organic* basis, primarily driven by a slowdown in residential construction activity. Consequently, Adjusted EBITDA margin decreased by 170bps compared with the prior year.
CRH Full Year Results 2023 5

Exhibit 99.1
Other Financial Items
Depreciation, depletion and amortization charges of $1.6 billion were in line with the prior year (2022: $1.6 billion).
Arising from CRH’s annual impairment testing process, non-cash impairment charges of $0.3 billion were recognized in 2023 (2022: $nil) related to the Philippines business which has been impacted by challenging market conditions. An additional impairment charge of $0.1 billion was recognized primarily related to assets held for sale.
Gains on disposal of long-lived assets of $66 million were higher than 2022 (2022: $50 million).
Interest income of $206 million (2022: $65 million) was significantly higher than 2022 as a result of increased interest rates on deposits. Interest expense of $376 million (2022: $344 million) was higher than the prior year primarily as a result of higher interest rates on floating rate debt, interest rate swaps and new fixed rate debt issued, partially offset by interest on maturing debt.
Income from continuing operations before income tax expense and income from equity method investments was $4.0 billion (2022: $3.5 billion), and the associated tax charge of $925 million (2022: $762 million) represented an effective tax rate of 23% (2022: 22%). The increase in the effective tax rate is primarily due to the impact of the non-cash impairment charges recognized in 2023.
Earnings per share from continuing operations was 22% higher than 2022 at $4.36 (2022: $3.58). Excluding non-cash impairment charges, earnings per share of $4.65* was 30% higher than the prior year.
Balance Sheet and Liquidity
2023 represented another year of improved cash generation for CRH with net cash provided by operating activities of $5.0 billion (2022: $3.8 billion) driven by higher income from continuing operations and lower working capital compared to 2022. Total short-term and long-term debt was $11.6 billion (2022: $9.6 billion). In April 2023, €750 million of euro-denominated notes were repaid. Subsequently, €2 billion in new euro-denominated notes were issued in July 2023, followed by a further repayment of €500 million of euro-denominated notes in November 2023. The increase in year-end Net Debt* to $5.4 billion (2022: $3.9 billion) reflects inflows from operations more than offset by outflows from the purchase of property, plant and equipment, acquisitions and cash returns to shareholders through share buybacks and dividends.
CRH ended 2023 with $6.4 billion of cash and cash equivalents on hand (2022: $5.9 billion) and $3.9 billion of undrawn committed facilities which are available until 2028. At year end, CRH had sufficient cash balances to meet all maturing debt obligations for the next 4.7 years and the weighted average maturity of the remaining term debt was 12.1 years. CRH also has a $2.0 billion U.S. Dollar Commercial Paper Program and a €1.5 billion Euro Commercial Paper Program of which there were $1.0 billion outstanding issued notes at year end. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating with a BBB+ or equivalent rating with each of the three main rating agencies.
Acquisitions and Divestitures
In 2023, CRH completed 22 acquisitions for a total consideration of $0.7 billion. CRH also realized proceeds from divestitures and disposals of long-lived assets (including deferred divestiture consideration received) of $0.1 billion.
The largest acquisition in 2023 was in Americas Building Solutions where CRH completed the acquisition of Hydro International, a leading provider of stormwater and wastewater solutions in North America and Europe. In addition, Americas Building Solutions completed a further four acquisitions and Americas Materials Solutions completed eight acquisitions for a total spend of $0.4 billion. Europe Materials Solutions completed five acquisitions and Europe Building Solutions completed four acquisitions for a total spend of $0.3 billion.
In November 2023, CRH agreed to acquire an attractive portfolio of cement and readymixed concrete assets and operations in Texas for a total consideration of $2.1 billion. The transaction was completed in February 2024, further strengthening our leading position in the high-growth Texas market. In 2023, CRH also entered into an agreement to divest its lime operations in Europe for $1.1 billion. The first phase of this divestiture, comprising CRH’s lime operations in Germany, Czech Republic and Ireland, was completed in January 2024. The remaining phases, consisting of operations in the United Kingdom and Poland, are expected to complete in 2024.
In February 2024, CRH entered into a binding agreement to acquire a majority stake in Adbri Ltd (Adbri), a materials business in Australia. We will acquire approximately 53% of the issued share capital for $0.7 billion, increasing CRH’s total shareholding to approximately 57%. Adbri has high-quality assets and leading market positions in Australia that complement CRH’s core competencies in cement, concrete and aggregates while creating additional opportunities for growth and development for our existing Australian business. The proposed transaction is subject to customary terms and conditions and is expected to complete in 2024.
Stock Exchange Listing & Accounting Changes
CRH transitioned its primary stock exchange listing from the London Stock Exchange (LSE) to the New York Stock Exchange (NYSE), effective September 25, 2023. CRH will file its Annual Report on Form 10-K on February 29, 2024. It will also be available on www.crh.com. As previously announced, CRH has transitioned to U.S. GAAP reporting for periods beginning on and after January 1, 2023. Financial restatements under U.S. GAAP, including IFRS to U.S. GAAP reconciliation, are available on www.crh.com for 2021 and 2022 with the 2023 reconciliation to follow later today.
CRH Full Year Results 2023 6

Exhibit 99.1
CRH will host an analysts’ conference call and webcast presentation at 08:00 ET/13:00 GMT on Thursday, February 29, 2024 to discuss the 2023 results and 2024 outlook. Registration details are available on www.crh.com/investors. Upon registration a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, while a recording of the conference call will be made available afterwards.
Dividend Timetable
The timetable for payment of the quarterly dividend of $0.35 per share is as follows:

Ex-dividend Date:     March 14, 2024
Record Date:     March 15, 2024
Payment Date:     April 17, 2024

The default payment currency is U.S. Dollar for shareholders who hold their Ordinary Shares through a Depository Trust Company (DTC) participant. It is also U.S. Dollar for shareholders holding their Ordinary Shares in registered form, unless a currency election has been registered with CRH’s Transfer Agent, Computershare Trust Company N.A. by 17:00 ET/21:00 GMT on March 14, 2024.

The default payment currency for shareholders holding their Ordinary Shares in the form of Depository Interests is euro. Such shareholders can elect to receive the dividend in U.S. Dollar or Pounds Sterling by providing their instructions to the Company’s Depositary Interest provider, Computershare Investor Services plc, by 17:00 GMT on March 19, 2024.
CRH Full Year Results 2023 7

Exhibit 99.1

Appendices

CRH Full Year Results 2023 8

Exhibit 99.1
Appendix 1 - Primary Statements

The following financial statements are an extract of the Company’s Consolidated Financial Statements prepared in accordance with U.S. GAAP for the year ended December 31, 2023 and do not present all necessary information for a complete understanding of the Company's financial condition as of December 31, 2023. The full Consolidated Financial Statements prepared in accordance with U.S. GAAP for the year ended December 31, 2023, including notes thereto, will be included as a part of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC).

Consolidated Statements of Income
(in $ millions, except share and per share data)

For the years ended December 31	2023	2022
Product revenues	26,156	24,519
Service revenues	8,793	8,204
Total revenues	34,949	32,723
Cost of product revenues	(14,741)	(14,123)
Cost of service revenues	(8,245)	(7,785)
Total cost of revenues	(22,986)	(21,908)
Gross profit	11,963	10,815
Selling, general and administrative expenses	(7,486)	(7,056)
Gain on disposal of long-lived assets	66	50
Loss on impairments	(357)	–
Operating income	4,186	3,809
Interest income	206	65
Interest expense	(376)	(344)
Other nonoperating (expense) income, net	(2)	(69)
Income from continuing operations before income tax expense and income from equity method investments	4,014	3,461
Income tax expense	(925)	(762)
(Loss) income from equity method investments	(17)	–
Income from continuing operations	3,072	2,699
Income from discontinued operations, net of income tax expense	–	1,190
Net income	3,072	3,889

Net (income) attributable to redeemable noncontrolling interests	(28)	(27)
Net loss attributable to noncontrolling interests	134	–
Net income attributable to CRH plc	3,178	3,862

Basic earnings per share attributable to CRH plc
Continuing operations	$4.36	$3.58
Discontinued operations	–	$1.57
Net income	$4.36	$5.15

Diluted earnings per share attributable to CRH plc
Continuing operations	$4.33	$3.55
Discontinued operations	–	$1.56
Net income	$4.33	$5.11

Weighted average common shares outstanding
Basic	723.9	758.3
Diluted	729.2	764.1

CRH Full Year Results 2023 9

Exhibit 99.1

Consolidated Balance Sheets
(in $ millions, except share data)

At December 31	2023	2022
Assets
Current assets:
Cash and cash equivalents	6,341	5,936
Accounts receivable, net	4,507	4,300
Inventories	4,291	4,194
Assets held for sale	1,268	–
Other current assets	478	403
Total current assets	16,885	14,833
Property, plant and equipment, net	17,841	17,768
Equity method investments	620	649
Goodwill	9,158	9,199
Intangible assets, net	1,041	1,088
Operating lease right-of-use assets, net	1,292	1,175
Other noncurrent assets	632	607
Total assets	47,469	45,319

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	3,149	2,930
Accrued expenses	2,296	2,132
Current portion of long-term debt	1,866	1,491
Operating lease liabilities	255	238
Liabilities held for sale	375	–
Other current liabilities	2,072	1,250
Total current liabilities	10,013	8,041
Long-term debt	9,776	8,145
Deferred income tax liabilities	2,738	2,885
Noncurrent operating lease liabilities	1,125	1,000
Other noncurrent liabilities	2,196	2,208
Total liabilities	25,848	22,279
Commitments and contingencies
Redeemable noncontrolling interests	333	308
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of December 31, 2023 and December 31, 2022	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 734,519,598 and 752,140,338 shares issued and outstanding, as of December 31, 2023 and December 31, 2022, respectively	296	302
Treasury stock, at cost (42,419,281 and 7,712,885 shares as of December 31, 2023 and December 31, 2022, respectively)	(2,199)	(297)
Additional paid-in capital	454	443
Accumulated other comprehensive loss	(616)	(787)
Retained earnings	22,918	22,495
Total shareholders’ equity attributable to CRH plc shareholders	20,854	22,157
Noncontrolling interests	434	575
Total equity	21,288	22,732
Total liabilities, redeemable noncontrolling interests and equity	47,469	45,319

CRH Full Year Results 2023 10

Exhibit 99.1
Consolidated Statements of Cash Flows
(in $ millions)

For the years ended December 31	2023	2022
Cash Flows from Operating Activities:
Net income	3,072	3,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,633	1,577
Loss on impairments	357	–
Share-based compensation	123	101
Gains on disposals from discontinued operations, businesses and long-lived assets, net	(66)	(1,422)
Deferred tax (benefit) expense	(64)	(63)
Loss (income) from equity method investments	17	–
Pension and other postretirement benefits net periodic benefit cost	31	30
Non-cash operating lease costs	293	273
Other items, net	68	45
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(164)	(226)
Inventories	(60)	(655)
Accounts payable	144	403
Operating lease liabilities	(276)	(269)
Other assets	25	(45)
Other liabilities	(72)	205
Pension and other postretirement benefits contributions	(44)	(43)
Net cash provided by operating activities	5,017	3,800

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,817)	(1,523)
Acquisitions, net of cash acquired	(640)	(3,253)
Proceeds from divestitures and disposals of long-lived assets	104	3,827
Dividends received from equity method investments	44	36
Settlements of derivatives	(1)	(11)
Deferred divestiture consideration received	6	52
Other investing activities, net	(87)	(45)
Net cash used in investing activities	(2,391)	(917)

CRH Full Year Results 2023 11

Exhibit 99.1
Consolidated Statements of Cash Flows
(in $ millions)

For the years ended December 31	2023	2022
Cash Flows from Financing Activities:
Proceeds from debt issuances	3,163	38
Payments on debt	(1,462)	(364)
Settlements of derivatives	7	(11)
Payments of finance lease obligations	(26)	(28)
Deferred and contingent acquisition consideration paid	(22)	(24)
Dividends paid	(940)	(917)
Distributions to noncontrolling and redeemable noncontrolling interests	(35)	(23)
Transactions involving noncontrolling interests	(2)	(3)
Repurchases of common stock	(3,067)	(1,178)
Proceeds from exercise of stock options	4	11
Net cash used in financing activities	(2,380)	(2,499)

Effect of exchange rate changes on cash and cash equivalents	208	(231)
Increase/(decrease) in cash and cash equivalents	454	153
Cash and cash equivalents at the beginning of year	5,936	5,783
Cash and cash equivalents at the end of year	6,390	5,936

Supplemental cash flow information:
Cash paid for interest (including finance leases)	418	329
Cash paid for income taxes	959	1,043

Reconciliation of cash and cash equivalents
Cash and cash equivalents presented in the Consolidated Balance Sheets	6,341	5,936
Cash and cash equivalents included in assets held for sale	49	–
Total cash and cash equivalents presented on the Consolidated Statements of Cash Flows	6,390	5,936

The financial information presented in this report does not constitute the statutory financial statements for the purposes of Chapter 4 of Part 6 of the Companies Act 2014. Full statutory financial statements for the year ended December 31, 2023 prepared in accordance with IFRS, upon which the Auditor has given an unqualified audit report, have not yet been filed with the Registrar of Companies. Full statutory financial statements for the year ended December 31, 2022, prepared in accordance with IFRS and containing an unqualified audit report, have been delivered to the Registrar of Companies.

CRH Full Year Results 2023 12

Exhibit 99.1
Appendix 2 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP performance measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These performance measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP performance measures as summarized below should not be viewed in isolation or as an alternative to the equivalent GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, loss on impairments, gain/loss on divestitures, income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance. Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of total revenues.
Reconciliation to its nearest GAAP measure is presented below:

in $ millions	2023	2022
Net income	3,072	3,889
Income from discontinued operations, net of income tax expense	–	(1,190)
Income from continuing operations	3,072	2,699
Loss (income) from equity method investments	17	–
Income tax expense	925	762
Loss (gain) on divestitures (i)	–	99
Pension income excluding current service cost component (i)	(3)	(30)
Other interest, net (i)	5	–
Interest expense	376	344
Interest income	(206)	(65)
Depreciation, depletion and amortization	1,633	1,552
Loss on impairments (ii)	357	–
Substantial acquisition-related costs (iii)	–	27
Adjusted EBITDA	6,176	5,388

Total revenues	34,949	32,723
Adjusted EBITDA margin	17.7%	16.5%

(i) Loss (gain) on divestitures, pension income excluding current service cost component and other interest, net have been included in Other nonoperating (expense) income, net in the Consolidated Statements of Income in the Annual Report on Form 10-K.
(ii) For the year ended December 31, 2023, the total impairment loss comprised of $62 million within Americas Materials Solutions and $295 million within Europe Materials Solutions.
(iii) Represents expenses associated with non-routine substantial acquisitions, which are those not bolt-on in nature and are separately reported in Note 4 “Acquisitions” of the audited financial statements in the Annual Report on Form 10-K. Expenses in 2022 include legal and consulting expenses related to the acquisition of Barrette.

Adjusted EBITDA is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation to its nearest GAAP measure for the mid-point of the 2024 Adjusted EBITDA guidance is presented below:

in $ billions	2024 Mid-Point
Net income	3.7
Income tax expense	1.1
Interest expense, net	0.4
Depreciation, depletion, amortization and impairment	1.7
Other (i)	(0.2)
Adjusted EBITDA	6.7
(i) Other primarily relates to loss (income) from equity method investments and loss (gain) on divestitures.

CRH Full Year Results 2023 13

Exhibit 99.1
Return on Net Assets (RONA): Return on Net Assets is a key internal pre-tax and pre-impairment (which is non-cash) measure of operating performance throughout the Company and can be used by management and investors to measure the relative use of assets between CRH’s segments. The metric measures management’s ability to generate income from the net assets required to support that business, focusing on both profit maximization and the maintenance of an efficient asset base; it encourages effective fixed asset maintenance programs, good decisions regarding expenditure on property, plant and equipment and the timely disposal of surplus assets. It also supports the effective management of the Company’s working capital base. RONA is calculated by expressing operating income from continuing operations and operating income from discontinued operations excluding loss on impairments (which are non-cash) as a percentage of average net assets. Net assets comprise total assets by segment (including assets held for sale) less total liabilities by segment (excluding finance lease liabilities and including liabilities associated with assets classified as held for sale) as shown below and detailed in Note 3 “Assets held for sale and discontinued operations” of the audited financial statements in the Annual Report on Form 10-K and excludes equity method investments and other financial assets, Net Debt (as defined below) and tax assets and liabilities. The average net assets for the year is the simple average of the opening and closing balance sheet figures.
Reconciliation to its nearest GAAP measure is presented below:

in $ millions		2023	2022
Operating income	A	4,186	3,809
Operating income from discontinued operations		—	89
		4,186	3,898
Adjusted for loss on impairments (i)		357	—
Numerator for RONA computation		4,543	3,898

Current year
Segment assets (ii)		38,868	38,504
Segment liabilities (ii)		(10,169)	(8,883)
	B	28,699	29,621
Finance lease liabilities		117	81
		28,816	29,702
Assets held for sale (iii)		1,268	—
Liabilities associated with assets classified as held for sale (iii)		(375)	—
		29,709	29,702

Prior year
Segment assets (ii)		38,504	37,951
Segment liabilities (ii)		(8,883)	(9,246)
	C	29,621	28,705
Finance lease liabilities		81	83
		29,702	28,788

Denominator for RONA computation - average net assets		29,706	29,245

Return on net segment assets (A divided by average of B and C)		14.4%	13.1%

RONA		15.3%	13.3%

Total assets as reported in the Consolidated Balance Sheets		47,469	45,319
Total liabilities as reported in the Consolidated Balance Sheets		25,848	22,279

(i) Operating income is adjusted for loss on impairments. For the year ended December 31, 2023, the total impairment loss comprised of $62 million within Americas Materials Solutions and $295 million within Europe Materials Solutions.
(ii) Segment assets and liabilities as disclosed in Note 20 “Segment Information” in Item 8. “Financial Statements and Supplementary Data” in the Annual Report on Form 10-K.
(iii) Assets held for sale and liabilities associated with assets classified as held for sale as disclosed in Note 3 “Assets held for sale and discontinued operations” in Item 8. “Financial Statements and Supplementary Data” in the Annual Report on Form 10-K.

Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).

CRH Full Year Results 2023 14

Exhibit 99.1
Reconciliation to its nearest GAAP measure is presented below:

in $ millions	2023	2022
Short and long-term debt	(11,642)	(9,636)
Cash and cash equivalents (i)	6,390	5,936
Finance lease liabilities	(117)	(81)
Derivative financial instruments (net)	(37)	(86)
Net Debt	(5,406)	(3,867)
(i) Includes $49 million cash and cash equivalents reclassified as held for sale.

Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each year, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, heritage, like-for-like or ongoing) operations each year.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in total revenues and Adjusted EBITDA by segment, is presented with the discussion within each segment’s performance in tables contained in the segment discussion commencing on page 4.
EPS pre‑impairment: EPS pre‑impairment is a measure of the Company's profitability per share from continuing operations excluding any loss on impairments (which is non-cash) and the related tax impact of such impairments. It is used by management to evaluate the Company's underlying profit performance and its own past performance. EPS information presented on a pre‑impairment basis is useful to investors as it provides an insight into the Company's underlying performance and profitability. EPS pre‑impairment is calculated as income from continuing operations adjusted for (i) net (income) attributable to redeemable noncontrolling interests (ii) net loss (income) attributable to noncontrolling interests (iii) adjustment of redeemable noncontrolling interests to redemption value and excluding any loss on impairments (and the related tax impact of such impairments) divided by the weighted average number of common shares outstanding for the year.

Reconciliation to its nearest GAAP measure is presented below:

in $ millions, except share and per share data	2023	Per Share - basic	2022	Per Share - basic
Weighted average common shares outstanding – Basic	723.9		758.3

Income from continuing operations	3,072	$4.24	2,699	$3.56
Net (income) attributable to redeemable noncontrolling interests	(28)	$(0.04)	(27)	$(0.03)
Net loss (income) attributable to noncontrolling interests	134	$0.19	–	–
Adjustment of redeemable noncontrolling interests to redemption value	(24)	$(0.03)	40	$0.05
Income from continuing operations for EPS	3,154	$4.36	2,712	$3.58
Impairment of property, plant and equipment and intangible assets	224	$0.30	–	–
Tax related to impairment charges	(9)	$(0.01)	–	–
Income from continuing operations for EPS – pre-impairment (i)	3,369	$4.65	2,712	$3.58

(i) Reflective of CRH’s share of impairment of property, plant and equipment and intangible assets ($224 million) and related tax effect.

Adjusted EBITDA (IFRS) to Adjusted EBITDA (U.S. GAAP) Reconciliation:

in $ millions	2023	2022
Adjusted EBITDA (IFRS) (i)	6,500	5,692
U.S. GAAP Adjustments:
Leases	(293)	(255)
Provisions	(36)	(22)
Pensions	6	(2)
Other	(1)	(25)
Adjusted EBITDA (U.S. GAAP)	6,176	5,388

Total revenues	34,949	32,723
Adjusted EBITDA Margin (IFRS)	18.6%	17.4%
Adjusted EBITDA Margin (U.S. GAAP)	17.7%	16.5%
(i) 2023 IFRS Adjusted EBITDA includes $0.07 billion of profit on disposal of long-lived assets which was not included in prior guidance of IFRS EBITDA of $6.3 billion.
CRH Full Year Results 2023 15

Exhibit 99.1
Appendix 3 - Disclaimer/Forward-Looking Statements
In order to utilize the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward looking in nature: plans and expectations regarding customer demand, pricing, costs, underlying drivers for growth in infrastructure, residential and non-residential markets, macroeconomic and market trends in regions where CRH operates, and investments in manufacturing and clean energy initiatives; plans and expectations regarding government funding initiatives and priorities; plans and expectations regarding CRH’s decarbonization targets and sustainability initiatives; plans and expectations regarding return of cash to shareholders, including the timing and amount of share buybacks and dividends; plans and expectations related to growth opportunities, strategic growth initiatives and value creation; plans and expectations regarding capital expenditures and capital allocation, net income, Adjusted EBITDA, earnings per share and its growth, effective tax rate, interest expense and CRH’s 2024 full year performance; plans and expectations regarding CRH’s ability to meet its upcoming debt obligations, CRH’s balance sheet and investment-grade credit rating; and plans and expectations regarding the timing of completion of and expected benefits from acquisitions and divestitures.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, among other factors: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestments; cyber-attacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report include the risks and uncertainties described under “Risk Factors” in CRH’s Annual Report on Form 20-F for the period ended December 31, 2022 as filed with the U.S. SEC and CRH's other filings with the U.S. SEC.

CRH Full Year Results 2023 16